Exhibit 99.1

Heartflow Reports Third Quarter 2025 Financial Results
Initiates Full Year 2025 Revenue Guidance of $173.0 Million to $173.5 Million

Mountain View, CA – November 12, 2025 – Heartflow, Inc. (Heartflow) (Nasdaq: HTFL), the leader in artificial intelligence (AI) technology for coronary artery disease (CAD), today reported financial results for the three months ended September 30, 2025.

Third Quarter 2025 Highlights
•Total revenue of $46.3 million, a 41% increase year-over-year
•Gross margin of 76.5%, non-GAAP gross margin of 76.8%
•Net operating loss of $15.1 million, non-GAAP net operating loss of $11.1 million

Recent Operating Highlights
•DECIDE real-world prospective registry showed Heartflow Plaque Analysis drove medical management change in over half of patients beyond coronary computed tomography angiography (CCTA) alone
•Launched next-generation Heartflow Plaque Analysis with updated algorithm, expanded nomogram and advanced visualization
•UnitedHealthcare and Cigna began coverage of Heartflow Plaque Analysis on October 1, 2025
•Completed initial public offering, raising approximately $364.2 million in gross proceeds

“Heartflow delivered an outstanding third quarter of 2025,” said John Farquhar, President and CEO of Heartflow. “Durable growth in our FFRCT business and rapid expansion of our installed base drove third quarter total revenue up 41% year-over-year. Physician interest continues to build in Heartflow Plaque Analysis, which increases our confidence in this second wave of growth following broad commercial payor coverage. With continued business momentum and a strengthened balance sheet following our IPO, we believe we are well-positioned to expand our market leadership.”

Third Quarter 2025 Financial Results

Total revenue was $46.3 million, a 41% increase year-over-year. U.S. revenue was $42.5 million, a 42% increase year-over-year. International and other revenue was $3.8 million, a 24% increase year-over-year. The year-over-year increase in total global revenue was primarily attributable to an increase in total U.S. FFRCT revenue.

Gross profit was $35.4 million, compared to $24.9 million in the prior year period. Non-GAAP gross profit was $35.5 million, compared to $25.0 million in the prior year period.

Gross margin was 76.5%, compared to 75.7% in the prior year period. Non-GAAP gross margin was 76.8%, compared to 75.9% in the prior year period. The year-over-year gross margin expansion was primarily attributable to an increase in revenue case volume and an increase in production team efficiency.

Total operating expenses were $50.5 million, or 109% of total revenue, compared to $39.9 million, or 121% of total revenue, in the prior year period. Non-GAAP total operating expenses were $46.7 million, or 101% of total revenue, compared to $37.6 million, or 114% of total revenue, in the prior year period. The year-over-year operating expense increase was primarily attributable to increased investment in personnel and related expenses.

Net operating loss was $15.1 million, compared to $14.9 million in the prior year period. Non-GAAP net operating loss was $11.1 million, compared to $12.6 million in the prior year period.

Net loss was $50.9 million, or ($1.04) net loss per share, compared to $19.1 million, or ($3.43) net loss per share, in the prior year period. Net loss for the third quarters of 2025 and 2024 included a noncash charge of $32.1 million and $0.6 million, respectively, resulting from the remeasurement of the fair value of the Company’s common stock warrant liability, with the higher charge in the 2025 period due to the increase in the Company’s stock price following its August 2025 IPO. As of October 22, 2025, the warrant holder has net exercised all warrants in full. Therefore, the fourth quarter of 2025 will be the last quarter that movements in the Company’s stock price will trigger a warrant revaluation and result in a noncash charge to net loss. Net loss for the third quarter of 2025 also included a $4.8 million noncash benefit, resulting from the remeasurement of the fair value of the Company’s derivative liability. The Company continued to record adjustments to the estimated fair value of the derivative liability until the conversion of its convertible notes in connection with its IPO in August 2025. Net loss for the third quarter of 2025 also included a $6.4 million loss on extinguishment of debt, related to the full prepayment of the remaining principal amount of the Company’s term loan in August 2025.

Non-GAAP net loss was $13.2 million, or ($0.27) non-GAAP net loss per share, compared to $16.2 million, or ($2.90) non-GAAP net loss per share, in the prior year period.

Adjusted EBITDA was ($9.8) million for the third quarter of 2025 compared to ($11.2) million for the third quarter of 2024.

Cash and cash equivalents totaled $291.2 million as of September 30, 2025. Subsequent to the IPO, the Company completed a mandatory $55.0 million debt repayment and elected to pay down the remaining principal amount of $60.1 million term loan balance, the impacts of which are reflected in the cash balance as of September 30, 2025.

For additional information regarding non-GAAP financial measures, see “Heartflow GAAP to Non-GAAP Reconciliations” and “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below.

2025 Financial Outlook
Heartflow expects total revenue for the full year 2025 to be in the range of $173.0 million to $173.5 million, representing year-over-year growth of approximately 37.5% to 38.0%.

Webcast and Conference Call Details
Heartflow will host a conference call today, November 12, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2025 financial results. Those interested in listening to the conference call should register online using this link. Once registered, participants will receive dial-in numbers and a unique pin to join the call. Participants are encouraged to register more than 15 minutes prior to the start of the call. A live and archived webcast of the event will also be available on the “Investor Relations” section of the Heartflow website at https://ir.heartflow.com/. The archived version will be available for 12 months following completion of the live call.

About Heartflow’s Technology and Research
Heartflow’s technology is redefining precision cardiovascular care through clinically-proven AI and the world’s largest coronary imaging dataset. Heartflow has been adopted by more than 1,400 institutions globally and continues to strengthen its commercial presence to make this cutting-edge solution more widely available to an increasingly diverse patient population. Backed by American College of Cardiology and American Heart Association (ACC/AHA) guidelines and supported by more than 600 peer-reviewed publications, Heartflow has redefined how clinicians manage care for over 500,000 patients worldwide. Key benefits include:
•Proprietary data pipeline: Built from more than 110 million annotated CTA images, Heartflow’s data foundation powers advanced AI models that deliver highly accurate, reproducible insights across diverse patient populations.

•Extensive clinical and real-world validation: Heartflow’s AI-driven solutions have been validated through clinical evidence in over 100 studies assessing over 365,000 patients. Proven in real-world practice with reproducibility and accuracy, Heartflow’s coronary CTA image acceptance rates exceed 96%.
•Seamless clinical integration via upgraded workflow: Heartflow delivers final quality-reviewed analyses instantly upon order, enabling clinicians to move from diagnosis to decision without delay.
•Quality system, global security and patient-data integrity compliance: Heartflow meets or exceeds leading international standards, including HITRUST, SOC 2 Type 2, ISO 13485, and ISO 27001.

About Heartflow, Inc.
Heartflow is transforming coronary artery disease from the world’s leading cause of death into a condition that can be detected early, diagnosed accurately, and managed for life. The Heartflow One platform uses AI to turn coronary CTA images into personalized 3D models of the heart, providing clinically meaningful, actionable insights into plaque location, volume, and composition and its effect on blood flow — all without invasive procedures. Discover how we’re shaping the future of cardiovascular care at heartflow.com.

Use of Non-GAAP Measures
To supplement its consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP gross profit and non-GAAP gross margin, non-GAAP total operating expenses, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP operating loss, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and adjusted EBITDA (collectively, the “Non-GAAP Measures”) in this press release. As used by the Company, these measures are adjusted to exclude stock-based compensation expense from the comparable GAAP financial measure. Non-GAAP net loss and non-GAAP net loss per share, basic and diluted, are also adjusted for change in fair value of common stock warrant liability, change in fair value of derivative liability and loss on extinguishment of debt. In addition, Adjusted EBITDA is calculated by adding back to net loss or excluding, as appropriate, interest income and expense, provision for income taxes, and charges for depreciation and amortization and is further adjusted by adding back in or excluding, as appropriate, other income and expense items and stock-based compensation. Reconciliations of the Non-GAAP Measures to their most directly comparable GAAP financial measures are provided in the financial statement tables included at the end of this press release, and investors are encouraged to review the reconciliations. The Company believes the presentation of the Non-GAAP Measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors as it provides visibility to the Company’s underlying continuing operating performance from period to period by excluding the impact of stock-based compensation. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions used in those determinations, and the volatility in valuations that can be driven by market conditions outside the Company’s control, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of our business over time and compare it against our peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results. With respect to the presentation of Adjusted EBITDA, the Company believes it is a useful measure to evaluate the Company’s operating performance and it is used by the Company to evaluate ongoing operations and for planning and forecasting purposes. Adjusted EBITDA is also a measure frequently used by analysts, investors and other interested parties to evaluate companies in our same industry.
The Company’s definition of the Non-GAAP Measures may differ from similarly titled measures used by others. The Non-GAAP Measures should be considered only as a supplement to, and not as a substitute for, or superior to, their most directly comparable GAAP financial measures. Because the Non-GAAP Measures exclude the effect of items that increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the reconciliations to the most comparable GAAP financial measures at the end of this press release and, when they become available, the Company’s consolidated financial statements and publicly filed Securities and Exchange Commission (“SEC”) reports in their entirety.

Forward-Looking Statements
This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, expected market growth and financial guidance, are forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: we may not be able to achieve or sustain profitability; our dependence on the success of our one product, Heartflow FFRCT Analysis; healthcare providers may be unwilling to change their standard practice regarding the evaluation of coronary artery disease; adoption of the Heartflow Platform by healthcare providers may be negatively impacted if third-party payors, including government payors, do not cover or provide adequate reimbursement; the concentration of our customer base; the significant competition we face in an environment of rapid technological change; the commercialization of Heartflow Plaque Analysis is nascent; risks associated with our use and development of AI models; risks related to failing to properly manage our future growth; disruption by catastrophic events; risks associated with our dependence on our information technology systems; security breaches that we cannot anticipate or successfully defend; extensive regulatory requirements we face to bring our products to market; and third parties could develop and commercial technology and products similar or identical to ours. For a more extensive description of these and other risks and uncertainties that could materially affect our results, you should read our filings with the SEC, including our Quarterly Reports on Form 10-Q, as such filings may be amended, supplemented or superseded from time to time by other reports Heartflow files with the SEC. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and we undertake no obligation to update the forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Investor Contact
Nick Laudico
nlaudico@heartflow.com

Media Contact
Elliot Levy
elevy@heartflow.com

Heartflow, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$46,276	$32,934	$126,904	$90,831
Cost of revenue	10,861	7,997	30,770	22,632
Gross profit	35,415	24,937	96,134	68,199
Operating Expenses:
Research and development	17,297	11,863	46,253	31,238
Selling, general and administrative	33,217	28,003	96,197	82,125
Total operating expenses	50,514	39,866	142,450	113,363
Loss from operations	(15,099)	(14,929)	(46,316)	(45,164)
Interest income	1,725	820	2,903	3,474
Interest expense	(3,451)	(5,298)	(15,165)	(17,616)
Change in fair value of common stock warrant liability	(32,117)	(585)	(34,586)	(4,490)
Change in fair value of derivative liability	4,818	—	7,311	(222)
Loss on extinguishment of debt	(6,360)	—	(6,360)	—
Other income (expense), net	(341)	852	(94)	615
Loss before provision for income taxes	(50,825)	(19,140)	(92,307)	(63,403)
Provision for income taxes	(30)	—	(89)	(48)
Net loss	$(50,855)	$(19,140)	$(92,396)	$(63,451)
Comprehensive loss:
Net loss	$(50,855)	$(19,140)	$(92,396)	$(63,451)
Other comprehensive loss:
Foreign currency translation gain (loss)	205	(405)	260	(504)
Total comprehensive loss	$(50,650)	$(19,545)	$(92,136)	$(63,955)

Net loss per share, basic and diluted	$(1.04)	$(3.43)	$(4.47)	$(12.24)
Weighted-average shares used to compute net loss per share, basic and diluted	49,106,752	5,586,424	20,686,526	5,185,007

Heartflow, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except par value)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$291,167	$51,367
Accounts receivable, net	27,858	24,639
Restricted cash, current	—	150
Prepaid expenses and other current assets	8,761	6,132
Total current assets	327,786	82,288
Property and equipment, net	7,984	8,920
Operating lease right-of-use assets	17,108	18,805
Restricted cash, non-current	4,475	4,325
Other non-current assets	7,045	4,366
Total assets	$364,398	$118,704

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,958	$2,870
Accrued expenses and other current liabilities	30,368	25,319
Operating lease liabilities, current portion	5,523	5,416
Total current liabilities	37,849	33,605
Term loan	—	136,431
Common stock warrant liability	55,421	20,835
Operating lease liabilities, non-current portion	16,266	18,537
Other non-current liabilities	294	214
Total liabilities	109,830	209,622
Redeemable convertible preferred stock issuable in series, $0.001 par value	—	768,566
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	83	6
Additional paid-in capital	1,318,352	112,241
Accumulated other comprehensive income	(512)	(772)
Accumulated deficit	(1,063,355)	(970,959)
Total stockholders’ equity (deficit)	254,568	(859,484)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$364,398	$118,704

Heartflow, Inc.
GAAP to Non-GAAP Reconciliations
(unaudited, in thousands except per share amounts and percentage data)

	Three Months Ended September 30, 2025				Three Months Ended September 30, 2024
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$35,415	$127	(a)	$35,542	$24,937	$71	(a)	$25,008
Gross margin	76.5%	0.3%		76.8%	75.7%	0.2%		75.9%

Operating Expenses:
Research and development	$17,297	$(959)	(a)	$16,338	$11,863	$(563)	(a)	$11,300
Selling, general and administrative	$33,217	$(2,874)	(a)	$30,343	$28,003	$(1,702)	(a)	$26,301
Total operating expenses	$50,514	$(3,833)		$46,681	$39,866	$(2,265)		$37,601

Loss from operations	$(15,099)	$3,960		$(11,139)	$(14,929)	$2,336		$(12,593)

Net loss	$(50,855)	$37,619	(b)	$(13,236)	$(19,140)	$2,921	(c)	$(16,219)
Net loss per share, basic and diluted	$(1.04)	$0.77		$(0.27)	$(3.43)	$0.53		$(2.90)

(a) Represents adjustments related to stock-based compensation expense
(b) Represents adjustments for: (i) stock-based compensation expense of $4.0 million; (ii) change in fair value of common stock warrant liability of $32.1 million; (iii) change in fair value of derivative liability of $4.8 million; and (iv) loss on extinguishment of debt of $6.4 million
(c) Represents adjustments for: (i) stock-based compensation expense of $2.3 million; and (ii) change in fair value of common stock warrant liability of $0.6 million

	Nine Months Ended September 30, 2025				Nine Months Ended September 30, 2024
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$96,134	$229	(a)	$96,363	$68,199	$231	(a)	$68,430
Gross margin	75.8%	0.2%		75.9%	75.1%	0.3%		75.3%

Operating Expenses:
Research and development	$46,253	$(1,887)	(a)	$44,366	$31,238	$(1,566)	(a)	$29,672
Selling, general and administrative	$96,197	$(6,589)	(a)	$89,608	$82,125	$(5,902)	(a)	$76,223
Total operating expenses	$142,450	$(8,476)		$133,974	$113,363	$(7,468)		$105,895

Loss from operations	$(46,316)	$8,705		$(37,611)	$(45,164)	$7,699		$(37,465)

Net loss	$(92,396)	$42,340	(b)	$(50,056)	$(63,451)	$12,411	(c)	$(51,040)
Net loss per share, basic and diluted	$(4.47)	$2.05		$(2.42)	$(12.24)	$2.40		$(9.84)

(a) Represents adjustments related to stock-based compensation expense
(b) Represents adjustments for: (i) stock-based compensation expense of $8.7 million; (ii) change in fair value of common stock warrant liability of $34.6 million; (iii) change in fair value of derivative liability of $7.3 million; and (iv) loss on extinguishment of debt of $6.4 million
(c) Represents adjustments for: (i) stock-based compensation expense of $7.7 million; (ii) change in fair value of common stock warrant liability of $4.5 million; and (iii) change in fair value of derivative liability of $0.2 million

Heartflow, Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

GAAP net loss	$(50,855)	$(19,140)	$(92,396)	$(63,451)
Non-GAAP adjustments:
Interest (income) expense, net	1,726	4,478	12,262	14,142
Change in fair value of common stock warrant liability	32,117	585	34,586	4,490
Change in fair value of derivative liability	(4,818)	—	(7,311)	222
Loss on extinguishment of debt	6,360	—	6,360	—
Other (income) expense, net	341	(852)	94	(615)
Provision for income taxes	30	—	89	48
Depreciation and amortization	1,304	1,389	4,071	3,767
Stock-based compensation expense	3,960	2,336	8,705	7,699
Adjusted EBITDA	$(9,835)	$(11,204)	$(33,540)	$(33,698)